Exhibit 10(a)(xiv)
AMENDMENT NUMBER FIVE TO THE
COUSINS PROPERTIES INCORPORATED
2005 RESTRICTED STOCK UNIT PLAN
     WHEREAS, the Compensation, Succession, Nominating and Governance Committee of the Board of Directors of Cousins Properties Incorporated (the “Committee”) has the authority, pursuant to § 9 of the Cousins Properties Incorporated 2005 Restricted Stock Unit Plan (the “Plan”) to amend the Plan from time to time, to the extent the Committee deems necessary or appropriate;
     WHEREAS, the Committee has determined that it is in the best interest of Cousins Properties Incorporated to amend the Plan in various respects and has approved an amendment to the Plan to effect these changes;
     NOW THEREFORE, the Plan is amended, as approved by the Committee, effective as of February 1, 2009, as follows:
 §1.
By amending § 2.11 to read as follows:
2.11. Fair Market Value— means (1) the average of the closing price on each trading day during the 30 day period ending on the applicable valuation date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is no longer traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee; or (2) if no newspaper or trade journal reports such closing price or if no such price quotation is available, the current fair market value of a share of Stock that the Committee acting in good faith determines through the reasonable application of a reasonable valuation method which takes into consideration in applying its methodology all available information material to the value of CPI, considering factors including (as applicable) (a) the value of CPI’s tangible and intangible assets, (b) the present value of CPI’s anticipated future cash-flows, (c) the market value of equity interests in similar companies engaged in trades or businesses substantially similar to those engaged in by CPI, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arms-length private transaction), (d) recent arm’s length transactions involving the sale or transfer of shares of Stock, and (e) other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on CPI, the holders of Stock or CPI’s creditors.
 § 2.

By amending § 6.1 to read as follows:
Committee Action. The Committee acting in its absolute discretion may grant Restricted Stock Units to Key Employees or Directors under this Plan from time to time. Each Restricted Stock Unit grant shall be evidenced by an Award Certificate, and each Award Certificate shall set forth the number of Restricted Stock Units granted to the Key Employee or Director, the date or dates and any other terms and conditions on which the Restricted Stock Units vest, and such other terms and conditions of the grant (including terms and conditions necessary or appropriate to satisfy the Requirements, as defined in § 6.4) as the Committee acting in its absolute discretion deems appropriate (which terms and conditions may, to the extent the Committee acting in its absolute discretion deems appropriate, be contrary to the terms of this Plan).
 § 3.
By amending § 6.2 to read as follows:
6.2 Payment of Restricted Stock Units. Except as otherwise set forth in an Award Certificate, payment of a vested Award or, if an Award provides for partial vesting, the vested portion of such Award shall be made in a single sum in cash as soon as practicable after the Award or portion of the Award vests, but in no event later than 2 1/2 months after the calendar year in which vesting occurs; provided, however, the right of a Key Employee or Director to receive a cash payment under this § 6.2 shall be forfeited if Key Employee terminates employment as a Key Employee or a Director is no longer a member of the Board for any reason whatsoever prior to the vesting date. Except as otherwise set forth in an Award Certificate, in the event the Key Employee or Director dies prior to payment of the Award, the Award shall become 100% vested on the date of such Key Employee’s or Director’s death and shall be paid to the Key Employee’s Beneficiary or Director’s Beneficiary, whichever is applicable as soon as practicable after the Key Employee’s or Director’s death, but in no event later than 2 1/2 months after the calendar year in which the Key Employee or Director dies.
 § 4.
By amending § 6.4 to read as follows:
6.4. Section 409A Compliance. CPI intends that (1) any Awards either (a) be exempt from the application of Code § 409A and the regulations, rulings and other guidance issued thereunder (the “Requirements”) as a “short-term deferral” or (b) comply with the Requirements (including, without limitation, the Requirement to delay payments payable upon separation from service to a “specified employee”) and that (2) the Awards be administered in accordance with such Requirements so that compensation paid in connection with such Awards (including any payment made under § 6.3) shall not be included in income under Code § 409A. Any ambiguities in this Plan shall be construed to effect the intent as described in this § 6.4. If any provision of this Plan is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from this Plan, and this

Plan shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.
 § 5.
By amending § 9 to read as follows:
This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate. The Committee also may suspend the granting of Awards at any time and may terminate the Plan at any time. However, the Committee shall not have the right unilaterally to modify, amend or cancel any Award granted before such suspension or termination unless (1) the Key Employee consents in writing to such modification, amendment or cancellation, (2) a modification is necessary or appropriate under § 6.4 or (3) there is a dissolution or liquidation of CPI or a transaction described in § 7 or § 8. Notwithstanding the foregoing, unless otherwise determined by the Committee upon amending the Plan, any outstanding Awards automatically shall incorporate any amendments to the Plan. Further, any decision by the Committee to terminate the Plan and distribute payments upon termination shall be made after consideration by the Committee of CPI’s need to make such distribution and any adverse tax consequences of such distribution under the Requirements (as defined in §6.4).
     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Amendment Number Five to be executed by its duly authorized officers and its seal to be affixed as of this 16th day of February, 2009.

COUSINS PROPERTIES INCORPORATED

BY:	/s/ Robert M. Jackson Robert M. Jackson

TITLE:	Senior Vice President, General Counsel and
Corporate Secretary

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